Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for First Quarter Ended July 31, 2020 and Recent Developments

-- Recorded First Quarter Revenue of $25.4 Million --

-- Signed Three New Customers and Project Expansion Orders with Current Customers for $20 Million --

-- Backlog of $60 Million at Quarter-End --

TUSTIN, Calif., September 1, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the first quarter of fiscal 2021, ended July 31, 2020.

Highlights Since April 30, 2020

“Fiscal 2021 is off to a strong start as a result of the accomplishments of the first quarter,” stated Nicholas Green, president and chief executive officer of Avid Bioservices. “During the quarter, the company achieved revenues of $25.4 million and net income of $4.7 million. And though revenue for the quarter was supplemented as a result of our completion of runs deferred from the third and fourth quarters of fiscal 2020, we are optimistic that future demand will support our growth trajectory. During the period, our business development team signed three new customers as well as project expansion orders with several existing customers. The visibility we currently have into the industry, as well as our customer projections point to continued growth in production demand throughout the year, and it is our priority to be well-positioned to support that demand.

“In recent weeks, the company also made progress with several important operational projects. As reported previously, the company experienced an equipment issue that interrupted several production runs during the third and fourth quarters of fiscal 2020. I am pleased to report that the remediation activities conducted were validated during the first quarter of fiscal 2021 by completing multiple successful revenue-generating production campaigns using this equipment. Avid also recently initiated its planned annual preventative facility maintenance program. This effort is proceeding well, with work largely completed in the Franklin facility and work on our Myford facility well underway. Lastly, during the first quarter, we made further progress with our expansion plans. As we continue to see growth in customer demand, this anticipated expansion will be important to sustaining strong future growth. We continue to dedicate significant time and resources to design, review and pre-engineering activities and look forward to updating you on our plans in the near future.

“I was very pleased to officially join the company in late July, and my first month has only strengthened my belief that Avid is a state-of-the art business with significant opportunity for growth. This is especially true given our focus on biologics, which is one of the fastest growing sectors of the industry. As I return to the United States from my time abroad, I can’t help but feel that Avid is well positioned to benefit from some of the industry trends we have seen developing recently. Given the broad and deep talent of our employees, our quality facilities and systems, and the expertise and commitment to excellence that fuels our work here at Avid, I am confident that the company will continue to thrive. As I begin what I believe will be an exciting and successful time at Avid, I wish to thank my predecessor, Rick Hancock, for his contributions over the last year. Under Rick’s leadership, Avid has evolved into the growth organization it is today, and I thank him and the board for entrusting me with the future of the company.”

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Financial Highlights and Guidance

•	The company is confirming revenue guidance for the full fiscal year 2021 of $76 million to $81 million.

•	Revenues for the first quarter of fiscal 2021 were $25.4 million, a 66% increase compared to revenues of $15.3 million recorded during the first quarter of fiscal 2020. The increase in revenue was primarily attributable to growth in the number and scale of in-process and/or completed manufacturing runs during the quarter, including $4.3 million from the completion of all batches that had been deferred from the third and fourth quarters of fiscal 2020 due to a previously reported equipment issue, and $3.1 million in fees received from a customer that reached its inventory requirements with fewer than expected runs, therefore not utilizing all their reserved capacity that had been scheduled for third quarter of fiscal 2021. Avid expects demand for high quality biologics capacity to continue, and it remains on track to achieve the stated revenue guidance for fiscal 2021. However, the company cautions against using its first quarter revenues as a new benchmark, as the deferred batches from the third and fourth quarters of fiscal 2020 and the fees associated with a customer’s unused capacity contributed to the top line during the period.

•	As of July 31, 2020, revenue backlog was $60 million, compared to $65 million at the end of the fourth quarter of fiscal 2020. The company expects to recognize the majority of this backlog during fiscal 2021.

•	Gross margin for the first quarter of fiscal 2021 was 34%, a significant increase compared to a gross margin of 7% for the first quarter of fiscal 2020. The increase in gross margin for the fiscal 2021 quarter was primarily attributable to increased manufacturing revenue from the growth in the number and scale of manufacturing runs and the aforementioned fees associated with a customer’s unused capacity.

•	Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2021 were $3.8 million versus $4.5 million recorded for the first quarter of fiscal 2020. The decrease in SG&A was primarily attributed to a decrease in separation related expenses and other general SG&A expenses, partially offset by a net increase in payroll and benefits costs.

•	For the first quarter of fiscal 2021, the company recorded a consolidated net income attributable to common stockholders of $3.3 million or $0.06 per basic and diluted share, as compared to a consolidated net loss attributable to common stockholders of $4.6 million or $0.08 per basic and diluted share, for the first quarter of fiscal 2020.

•	Avid reported $28.2 million in cash and cash equivalents as of July 31, 2020, compared to $36.3 million as of the prior fiscal year ended April 30, 2020.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Expanded the company’s customer base with the addition of three new customers and executed multiple project expansion orders with existing customers representing additional net revenue backlog of $20 million during the first quarter. The company’s new customers include Iovance Biotherapeutics, Inc., Oragenics, Inc., and Mapp Biopharmaceutical, Inc. These new customers will take advantage of the range of capabilities at Avid including technical transfer, process development and scale-up, all with a view to future GMP manufacture.

•	Entered into a co-marketing agreement with Argonaut Manufacturing Services to support drug product manufacturing. This partnership is designed to offer customers Avid’s upstream and downstream process development and drug substance manufacturing services in tandem with Argonaut’s parenteral drug product fill-finish services, to support the efficient delivery of CGMP parenteral drug products for use in clinical studies. Through the collaborations signed with Aragen Bioscience during Q4 fiscal 2020, and with Argonaut in Q1 fiscal 2021, Avid has strategically established an end-to-end option for customers seeking support from early cell line development through drug product manufacturing.

•	Continued the pre-engineering, design and permitting work required to allow the company to break ground on a facility expansion at the appropriate time. While a specific kick-off date has not yet been established for this expansion, the company believes that continued strong customer demand will require additional capacity and Avid is proactively working to prepare for this growth.

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Conference Call

Avid will host a conference call and webcast this afternoon, September 1, 2020, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 27 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com.

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customer projects, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may need to raise additional capital to fund its contemplated expansion plans, and the risk that the commencement of such expansion plans may be delayed. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2020, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive INCOME (loss)

(Unaudited) (In thousands, except per share information)

	Three Months Ended July 31,
	2020	2019

Revenues	$25,392	$15,254
Cost of revenues	16,848	14,168
Gross profit	8,544	1,086

Operating expenses:
Selling, general and administrative	3,825	4,459
Operating income (loss)	4,719	(3,373)
Interest and other income, net	11	209
Net income (loss)	$4,730	$(3,164)

Comprehensive income (loss)	$4,730	$(3,164)

Series E preferred stock accumulated dividends	(1,442)	(1,442)

Net income (loss) attributable to common stockholders	$3,288	$(4,606)

Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$(0.08)
Diluted	$0.06	$(0.08)

Weighted average common shares outstanding:
Basic	56,523	56,167
Diluted	56,892	56,167

-Continued-

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except par value)

	July 31, 2020	April 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$28,211	$36,262
Accounts receivable	14,311	8,606
Contract assets	4,317	3,300
Inventory	9,610	10,883
Prepaid expenses	569	712
Total current assets	57,018	59,763
Property and equipment, net	28,134	27,105
Operating lease right-of-use assets	19,757	20,100
Restricted cash	350	350
Other assets	302	302
Total assets	$105,561	$107,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,724	$5,926
Accrued payroll and related costs	3,405	3,019
Contract liabilities	27,123	29,120
Operating lease liabilities	1,268	1,228
Note payable	–	4,379
Other current liabilities	591	808
Total current liabilities	38,111	44,480

Operating lease liabilities, less current portion	20,911	21,244
Total liabilities	59,022	65,724

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at July 31, 2020 and April 30, 2020, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,601 and 56,483 shares issued and outstanding at July 31, 2020 and April 30, 2020, respectively	56	56
Additional paid-in capital	612,822	612,909
Accumulated deficit	(566,341)	(571,071)
Total stockholders’ equity	46,539	41,896
Total liabilities and stockholders’ equity	$105,561	$107,620

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